EXHIBIT 99.1





 FOR IMMEDIATE RELEASE         Contact:
                               David K. Sentman
                               Senior Vice President and
                               Chief Financial Officer
                               American Telecasting, Inc.
                               Tel. (719) 260-5533


                           AMERICAN TELECASTING, INC
                        ADOPTS STOCKHOLDER RIGHTS PLAN


      Colorado Springs, Colorado, April 30, 1999. American Telecasting, Inc. ("ATI") (OTC Bulletin Board: ATEL) announced today that its Board of Directors has adopted a Stockholder Rights Plan.

      As previously announced, on April 26, 1999, ATI, Sprint Corporation and DD Acquisition, Corp., a wholly owned subsidiary of Sprint, entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquisition would be merged with and into ATI, with ATI being the surviving corporation of such merger (the "Merger"). ATI has adopted the Stockholder Rights Plan pursuant to the terms and conditions of the Merger Agreement.

           Under the Stockholder Rights Plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Class A Common Stock outstanding as of the close of business on May 10, 1999. Each Right entitles the holder to purchase from ATI one one-hundredth of a share of Series A Junior Participating Preferred Stock of ATI at an exercise price of $27. The Rights will expire on the earlier of April 30, 2009 and the completion of the Merger.

           The Rights will not be exercisable unless a person or group acquires, or announces the intent to acquire, beneficial ownership of 15% or more of ATI's Class A Common Stock. The Rights are redeemable for $.001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth business day after the announcement that a person or group has acquired, or intends to acquire, beneficial ownership of 15% or more of ATI's Class A Common Stock. Prior to the date upon which the rights would become exercisable under the Plan, ATI's outstanding stock certificates will represent both the shares of Class A Common Stock and the Rights, and the Rights will trade only with the shares of Class A Common Stock.

           Generally, if the Rights become exercisable by virtue of a person or group acquiring beneficial ownership of 15% or more of ATI's Class A Common Stock, then each stockholder, other than the acquiror, is entitled to purchase, for the exercise price, that number of shares of Class A Common Stock that, at the time of the transaction, will have a market value of two times the exercise price of the Rights. In addition, if, after the Rights become exercisable, ATI is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

           The Stockholder Rights Plan contains provisions which permit Sprint and DD Acquisition to acquire beneficial ownership of 15% or more of ATI's Class A Common Stock; provided, that such shares are acquired pursuant to the Merger and the transactions contemplated by certain voting agreements entered into between Sprint and certain stockholders of ATI.

           The Rights are designed to provide the Board of Directors sufficient time to evaluate proposed change-in-control transactions by encouraging potential acquirors to negotiate with the Board of Directors before attempting a tender offer for ATI. The Rights are not intended to prevent transactions on terms that are fair to ATI's stockholders nor to deter any potential acquiror who is willing to complete a transaction on such terms.

           All statements contained herein that are not historical fact are based on current expectations. These statements are forward-looking and involve a number of risks and uncertainties. Actual results may differ materially. All such statements should be considered with regard to the risk factors described in ATI's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any such forward-looking statement, which statements speak only as of the date made.

                                 * * * * *

           American Telecasting, Inc. is one of the largest operators of wireless cable television systems in the United States, serving approximately 107,500 video subscribers in 32 markets as of December 31, 1998. ATI also provides commercial high-speed Internet access in three markets and is a leader in testing MDS wireless broadband access services. The company's wireless services use microwave frequencies licensed by the Federal Communications Commission.